Exhibit 10.18

EXECUTION COPY

COLLABORATIVE RESEARCH AGREEMENT

This COLLABORATIVE RESEARCH AGREEMENT (this “Agreement”) is made and entered into as of March 22, 2012, by and between Aqua Bounty Canada Inc. (the “Company”), a Newfoundland corporation having registered offices at P.O. Box 2430, St. John’s, Newfoundland, Canada, A1C 6E7, and Tethys Aquaculture Canada, Inc. (the “Collaborator”), a Canadian corporation with offices at 0718 Bay Fortune, RR No. 4, Souris, PEI, Canada, C0A 2B0. The Company and the Collaborator are sometimes referred to in this Agreement together as the “Parties” or individually as a “Party.”

WHEREAS, the Parties have developed a mutually agreeable statement of work and budget for the research project as described on Schedule A attached hereto (the “Project”); and

WHEREAS, the Company has agreed to provide the Collaborator with access to confidential and proprietary information relating to its business for use only in connection with this Agreement and subject to the confidentiality and non-disclosure provisions set forth herein, and the Collaborator acknowledges that such information has been developed by the Company through substantial expenditures of time, effort, and money and constitutes valuable and unique property of the Company.

NOW THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Collaborator agree as follows:

ARTICLE I – AGREEMENT AS TO SERVICES

1.1 Services. The Collaborator will undertake the Project and will use reasonable efforts to perform the Project substantially in accordance with the terms and conditions of this Agreement and the statement of work forming part of Schedule A. The Company and the Collaborator may at any time amend the Project by mutual written agreement.

1.2 Manager. In the event that Debbie Plouffe (the “Manager”) of the Collaborator ceases to have primary responsibility for the Project, and a mutually acceptable substitute is not available, the Company has the right to terminate the Project and this Agreement by providing the Collaborator with two (2) weeks’ prior written notice. The Manager shall be responsible for, among other things, management and oversight of the Project and the preparation and production of reports, including those reports described in Section 3.2 below.

ARTICLE II – TERM

2.1 Duration. Subject to the right of either Party to terminate this Agreement as set forth in Article 6 below, the Collaborator shall provide the Services (as hereinafter defined) to the Company beginning April 1, 2012 and shall continue in full force and effect until April 1, 2013, unless otherwise extended by mutual written agreement of the Parties (the “Project Period”).

ARTICLE III – PERFORMANCE OF SERVICES

3.1 Services. During the Project Period, the Collaborator will perform the services described on Schedule A (the “Services”) in collaboration with the Company and its parent, subsidiaries or affiliates. Collaborator must perform duties in compliance with regulatory requirements when necessary, such compliance requirements to be set by the Company. The Company may add to or subtract from the Services by mutual written agreement with the Collaborator.

3.2 Reporting. During the Project Period, the Collaborator will keep the Company informed, orally or in writing, as to the progress of the Project. The Collaborator will submit monthly reports to the Company within seven (7) days after the end of each calendar month. Additionally, the Collaborator will prepare written quarterly and annual status reports regarding the AIF research project to the Company within thirty (30) days after the end of each calendar quarter and year. The Collaborator will submit a final written report to the Company within sixty (60) days after the conclusion of the Project Period or the early termination of this Agreement, whichever is sooner. To the extent that either of the parties will make application for input tax credits that are based on scientific research or experimental development (i.e., SR/ED credits), the reports prepared pursuant to this Section 3.2 will be in a form sufficient to substantiate the amounts of such credits for the benefit of the party entitled thereto; provided, however, that, if the Collaborator is applying for input tax credits, it shall only disclose information in any such application to the extent required by such application and in no event will the Collaborator disclose any Confidential Information (as defined below).

3.3 Discretion. The Collaborator will exercise customary discretion and independent judgment with respect to the manner in which it performs the Services pursuant to this Agreement. Nothing in this Agreement will be deemed to deprive the Collaborator of such discretion or judgment, or to require the Collaborator to perform particular Services at any particular time or in any specific manner.

ARTICLE IV – COSTS AND INVOICES

4.1 Costs. The Parties understand and agree that the Services specified in this Project are governed by the mutually agreed to budget set forth on Schedule A and that the monthly costs incurred in performing the Services of the Project shall be an aggregate amount calculated based on the submission of monthly timesheets of the individuals set forth on Schedule A. Changes to the budget for the Project can only be made by mutual written agreement of the Parties.

4.2 Direct Charges. For those categories of expenses that are listed as “direct charges” in the budget, purchase orders will be issued in the name of the Collaborator and billed directly to the Company, and the Company will directly pay the resulting invoices. Any such purchase order issued in the name of the Collaborator shall be signed by the Company.

4.3 Invoice and Receipts. For those categories of expenses that are not listed as “direct charges” in the budget, the Collaborator shall submit monthly invoices for such other Services rendered pursuant to this Agreement. Receipts or other evidence showing the amount of each expense must support the invoice. The Company will pay all validly supported invoices submitted by the Collaborator for the Services rendered pursuant to this Agreement within thirty (30) days of receipt.

ARTICLE V– CONFIDENTIAL INFORMATION

5.1 Confidential Information. “Confidential Information” means all information, regardless of its form, disclosed by one Party (the “Discloser”) to the other Party (the “Recipient”) and which is clearly marked as confidential or proprietary when first disclosed and includes, without limitation, trade secrets, know-how, show-how, concepts, discoveries, inventions, research or technical data and other proprietary information or material (biological or otherwise). Confidential Information may also include information furnished during discussions or oral presentations if it is conspicuously identified as proprietary at the time and then transcribed or confirmed in writing within thirty (30) days, specifically describing what portions of such information is considered to be proprietary or confidential, except that Confidential Information does not include information:

(i) known by the Recipient prior to receipt from the Discloser, other than through (a) prior confidential disclosure by the Discloser, as evidenced by the Recipient’s business records, or (b) prior disclosure by a third party under a confidentiality obligation to the Discloser in respect of such Confidential Information;

(ii) published or available to the general public otherwise than through a breach of this Agreement;

(iii) obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser in respect of the same; or

(iv) independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Discloser’s information.

5.2 Non-Disclosure. Each Recipient will keep and use the Discloser’s Confidential Information in confidence and will not, without the Discloser’s prior written consent, disclose the Discloser’s Confidential Information to any person or entity, except to the Recipient’s directors, officers or employees who require the Confidential Information to assist Recipient in performing its obligations and exercising its rights under this Agreement.

5.3 Judicial Process. Any Party required by judicial or administrative process to disclose the other Party’s Confidential Information will promptly notify the other Party and allow it reasonable time to oppose the process before disclosing the Confidential Information.

5.4 Return or Destroy. Upon the termination or expiration of this Agreement for any reason, the Recipient will promptly discontinue the use of, and will return to the Discloser or its designee, or, at the request of the Discloser, destroy, all of the Discloser’s Confidential Information and copies thereof which were furnished to or otherwise came into the possession of Recipient during the term of this Agreement, and any notes, summaries and other documents or materials containing information relating to such Confidential Information.

5.5 Company Objection. The Company may object to the proposed disclosure on the grounds that (i) it contains Confidential Information that was disclosed to the Collaborator by the Company; or (ii) that it discloses patentable subject matter which needs protection. If the Company makes objection on the grounds of the inclusion of the Company’s Confidential Information, the Collaborator will remove such Confidential Information immediately from the proposed disclosure, after which the Collaborator is free to present and/or publish the proposed disclosure. If the Company makes an objection on the grounds of protection of patentable subject matter, the Collaborator will delay the proposed disclosure until the Company has filed one or more patent applications with one or more patent offices directed to such patentable subject matter (the “Delay”). A provisional patent application will be considered to be a patent application in the United States of America for the purposes of this Agreement.

5.6 Publication. The Collaborator is not restricted from presenting at symposia, conferences or professional meetings, or from publishing in journals or other publications, results from the Project, provided that the Company is provided with copies of the proposed disclosure at least ninety (90) days before any material is disclosed (including by way of a submission for publication or a proposal for a presentation at a symposia, conference or professional meeting) or presented or published and does not, within sixty (60) days after delivery of the proposed disclosure, give notice to the Collaborator indicating that it objects to the proposed disclosure.

5.7	Intellectual Property Rights. The Company shall own:

(i) all copyrights, copyright registrations and copyright applications that are owned by the Company as of the date of this Agreement;

(ii) all trademarks, service marks, mark registrations and mark registration applications owned by the Company as of the date of this Agreement;

(iii) all patents and patent applications in any country owned by the Company as of the date of this Agreement;

(iv) all technical information, proprietary information, trade secrets, techniques, technology, Improvements (hereinafter defined) and other specialized knowledge that is owned by the Company as of the date of this Agreement (all of the above, collectively, the “Company Intellectual Property”); and

(v) any and all improvements, modifications, inventions, discoveries and enhancements (“Improvements”) to, or made with, the Company Intellectual Property made or created by the Company, the Collaborator, or the subsidiaries, parents or affiliates of the Collaborator, alone or jointly.

The Collaborator hereby irrevocably and unconditionally transfers and assigns to the Company and agrees to transfer and assign to the Company, its successors and assigns, all of the Collaborator’s right, title and interest in any and all Improvements to, or made with, the Company Intellectual Property.

Subject to the terms, conditions and limitations of this Agreement, the Company grants to the Collaborator a non-exclusive, non-transferable, non-sublicenseable, revocable, royalty-free license to use the Company Intellectual Property and Improvements to, or made with, the Company Intellectual Property solely in connection with this Agreement for the purpose of conducting the activities contemplated hereby.

ARTICLE VI– TERMINATION

6.1 Termination. This Agreement will terminate by its terms at the end of the Project Period, unless mutually extended by written agreement of the Parties. Either Party may terminate this Agreement at any time by providing sixty (60) days prior written notice to the other Party.

6.2 Breach. If either Party commits any breach or default of any terms or conditions of this Agreement and also fails to remedy such breach or default within thirty (30) days after receipt of a written notice from the other Party, the Party giving notice may terminate this Agreement by sending a notice of termination in writing to the Party in breach. This termination will be effective as of the date of the receipt of such notice of termination. The termination may be in addition to any other remedies available at law or in equity.

6.3 Extension. The Parties may extend this Agreement in writing for additional periods under mutually agreeable terms and conditions. Said extension will be effective upon signature by both Parties.

ARTICLE VII – STATUS AND AUTHORITY

7.1 Independence. The Collaborator will perform all services hereunder as an independent organization. The relationships of the Parties are those of independent contractors and nothing contained herein will be deemed to create a partnership, joint venture or any other relationship between the Collaborator and the Company, its parent, subsidiaries or affiliates.

7.2 Mutual Authority. Nothing contained herein will be deemed to authorize either Party to act as the agent or legal representative of the other Party. Each Party hereby acknowledges that it is not authorized to act as the agent or legal representative or to otherwise act in the name of or on behalf of the other Party, its parent, subsidiaries or affiliates.

ARTICLE VIII –INDEMNITY AND DISCLAIMER

8.1 Mutual Indemnity. Each Party (the “Indemnifying Party”) hereby agrees to indemnify, hold harmless and defend the other Party, its directors, officers, employees, affiliates, contractors, partners, shareholders, invitees and agents (each an “Indemnified Party”) against any and all liabilities, suits, judgments, settlements, obligations, fines, damages, penalties, claims, costs, charges and expenses, including, without limitation, all reasonable legal fees and disbursements, which may be imposed upon or incurred by or asserted against any Indemnified Party by reason of or resulting from any one or more of the following occurring during or after (but attributable to a period of time falling within) the Project Period: (i) any accident, injury (including death) or damage to any employee of the Indemnifying Party occurring in, on or about the premises of an Indemnified Party or any part thereof (the “Premises”), (ii) any accident, injury (including death) or damage to any person or property occurring in, on or about the Premises as a result of the act or neglect of any employee of the Indemnifying Party, or (iii) any act or failure to act on the part of any employee of the Indemnifying Party while in, on or about the Premises during the performance of this Agreement.

8.2 Disclaimer. COLLABORATOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY COMPANY FROM USE OF THE DELIVERABLES AND THE SERVICES PURCHASED FROM THE COLLABORATOR.

8.3 Limitation of Liability. The maximum liability of each party under this Agreement is the amount paid by Company to Collaborator for the Project.

ARTICLE IX– GENERAL PROVISIONS

9.1 Entire Agreement. This Agreement sets forth all the understandings between and obligations of the Parties hereto. There are no other promises, understandings or obligations extant between the Parties.

9.2 Headings. The headings to the Articles and Sections of this Agreement are inserted for convenience only and will not be deemed a part of this Agreement for purposes of interpreting or applying the provisions of this Agreement.

9.3 Severability. All provisions, terms, conditions, paragraphs and covenants contained in this Agreement are severable and, in the event any one of them shall be held to be invalid by any court of competent jurisdiction, this Agreement shall be interpreted as if such provision was not contained herein, and such determination shall not otherwise affect the validity of any other provisions. This and all other provisions of this Agreement shall be and remain applicable as provided herein, irrespective of any termination of the Collaborator’s services hereunder, whether by the Company or by the Collaborator, and irrespective of any other termination or expiration of this or any other written or oral agreement or arrangement (or any extensions thereof) with the Company.

9.4 Governing Law. This Agreement will be governed in all respects by the laws of the Province of Newfoundland and the laws of Canada in force in that Province.

9.5 Amendments. The Collaborator and the Company may amend this Agreement, but any such amendment must be in writing and signed by both Parties.

9.6 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld.

9.7 Continuation of Covenants. Notwithstanding any other provision in this Agreement, the Parties’ respective rights and obligations under Articles 5 and 6 of this Agreement will survive any termination or expiration of this Agreement or the termination of the Collaborator’s Services for any reason whatsoever.

9.8 Notice of Obligations. The Collaborator hereby consents to the notification of persons or entities of the Collaborator’s obligations under this Agreement when the Company reasonably believes that the Collaborator’s activities are likely to be restricted by this Agreement.

9.9 Notices. All notices, requests, demands and other communications given hereunder shall be in writing and delivered personally, by overnight courier, by mail or by facsimile, and shall be deemed delivered when actually received. The executed copy of this Agreement and/or any written notices to the Company should be provided to:

AquaBounty Technologies, Inc.

Two Clock Tower Place

Suite 395 Maynard,

Massachusetts 01754

Attention: Chief Financial Officer

If to the Collaborator to:

John Buchanan

President

0718 Bay Fortune, RR No. 4

Souris, PEI C0A 2B0

9.10 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:

AQUA BOUNTY CANADA INC.

By:	/s/ David A. Frank
Name:	David A. Frank
Title:	Chief Financial Officer

COLLABORATOR:

TETHYS AQUACULTURE CANADA, INC.

By:	/s/ John Buchanon
Name:	John Buchanon
Title:	CEO

[Signature Page to Collaborative Research Agreement]

SCHEDULE A

Statement of Work

(See attached)

STATEMENT OF WORK

Description of Major Activities

AquaBounty Commercial

1.	Development and validation of a GLP qPCR-based assay, including high-throughput genomic DNA extraction, for determination of zygosity and qualification of AquAdvantage broodstock.

a.	Development of a Study Protocol, conduct of the study and completion of the Final Study Report for hemizygous and homozygous discrimination.

b.	As a replacement for Southern blot analysis, requiring the ability to discriminate between 2 and 3 or more copies of the transgene (method development ongoing, but formal validation upon FDA acceptance of this approach)

c.	Preparation of SOPs for the high-throughput genomic DNA extraction and qPCR assays.

2.	GxP-compliant qualification of AquAdvantage broodstock including:

a.	Confirmation of identity and location of the EO-1a transgene using traditional PCR

b.	Confirmation of zygosity using a validated qPCR-based assay

c.	Confirmation of transgene copy number through GLP Southern blotting (involving coordination with a GLP-contract research facility OR an approved, validated qPCR-based assay developed by
TAC)

d.	Diagnostic PCRs

3.	GxP-compliant QC for induction of triploidy in commercial batches of AquAdvantage salmon as required

4.	Assist in management of studies optimizing the production of sex-reversed females (neomales)

a.	Continue evaluation of sex-reversal treatments applied to the 2010YC

b.	Evaluate of at least three different hormone treatments to achieve sex reversal for the 2011YC confirming efficacy of successful immersion treatment(s) from the 2010YC.

c.	Summarize data and report recommendation for optimal sex-reversal treatments

d.	Evaluate photoperiod and temperature manipulation to induce sexual maturation in one and two year old sex-reversed AquAdvantage salmon.

5.	Maintain and develop laboratory SOPs as necessary.

6.	Review of regulatory documents, preparation of Study Protocols and Final Study Reports for validation of assays and equipment as reasonable. Assist in preparation of regulatory documents (US, Canada, other) as reasonable.

7.	Maintenance of GxP compliance in the laboratory including maintenance, calibration and performance verification/qualification of equipment.

8.	Ad hoc PCR and flow cytometry as reasonable.

AquaBounty AIF

1.	Management of AIF collaborators

a.	Collect, analyze and report results as necessary

b.	Coordinate meetings of collaborators, review publications

c.	Prepare quarterly and annual updates for ACOA as part of AIF administration

d.	Interact with ACOA/AIF administration as needed in support of AIF funding

2.	Coordination of the ABC Animal Care Committee

a.	Participation on the committee and preparation of protocols for review

3.	Assessment of family-based growth performance and appearance in 2009-2011YC from the in-house selective breeding program. Make recommendations for improved performance through breeding.

a.	Analyze and present growth performance and appearance data for all current year classes comparing diploid and triploid performance, looking for correlations.

b.	Consult on establishment of the 2012YC families for the selective breeding program

c.	Assist in tissue and growth-data collection for performance studies as needed

4.	Organization, management, and conduct of test-diet trials for juvenile Atlantic salmon

a.	Assist with formulation and preparation of test diets

b.	Assist with feeding and sampling events

c.	Collect, analyze and present growth and FCR data

d.	Ensure collection of biochemical data

5.	Collection and presentation of composition data for first-feeding fry of the 2010YC in relation to feed composition to assess nutrient utilization in early life stages.

a.	Recommendation of diet formulation for first-feeding fry based on results

6.	Evaluation of fatty acid composition of growth hormone transgenic and nontransgenic diploids and triploids; correlation of blood and tissue levels of fatty acids.

7.	Manage assessment of new genetics and improved lines in-house at AquaBounty and/or as a part of field trials at alternate locations

a.	Preparation of study plans, assistance in data collection, analysis and presentation/comparison of growth results

8.	Coordinate utilization of genetic markers to:

a.	Define genetic diversity of in-house stocks and any new genetics

b.	Assign parentage of fish enrolled in the growth performance and nutrition studies as necessary

c.	Predict genetic sex as required

9.	Confirmation of ploidy and presence of the EO-1a transgene using flow cytometry and traditional PCR for individuals as required.

10.	Assist with evaluation and testing of the database

SCHEDULE A

Budget

(See attached)

AquaBounty Canada, Inc.

Contract Research Budget

with Tethys Aquaculture Canada, Inc.

		April 2012 - March 2013
		Production	%	AIF	%	Total	%
Professional Services:	Name
Research Director	Plouffe	17,400	20%	52,200	60%	69,600	80%
Research Associate	Bryenton	21,500	50%	21,500	50%	43,000	100%
Aquaculture Research Associate	Peters	6,500	20%	26,000	80%	32,500	100%
Aquaculture Research Associate	MacInnis	18,000	50%	18,000	50%	36,000	100%
Postdoctoral Researcher	Wall	—	0%	42,000	100%	42,000	100%
Postdoctoral Researcher	Ganga	—	0%	50,000	100%	50,000	100%
Corporate Administrator	JB	16,800	10%	42,000	25%	58,800	35%
Benefits (15%)		12,030		37,755		49,785

Total Professional Services		92,230		289,455		381,685

Operating Expenses:
Supplies and Materials		22,667		40,000		62,667
Maintenance and Repair		—		—		—
Travel and Entertainment		2,600		3,667		6,267
Miscellaneous		1,867		4,333		6,200

Total Operating Expenses		27,133		48,000		75,133

TAC Expenses		119,363		337,455		456,818

Professional services to be invoiced by TAC monthly based on timesheets.

Supplies to be direct billed to ABC via PO process.

Travel expenses to be reimbursed by ABC.